Exhibit 99.1

SentinelOne Complet es Acquisition of Attivo Networks

Mountain View, Calif. – May 4, 2022 – SentinelOne (NYSE: S), an autonomous cybersecurity platform company, announced today that it has completed the acquisition of Attivo Networks. SentinelOne previously announced the agreement to acquire Attivo Networks on March 15, 2022.

Attivo Networks is a leading identity security and lateral movement protection company with a rapidly growing business serving hundreds of global enterprises including Fortune 500 organizations. With this acquisition, SentinelOne extends Singularity XDR capabilities to identity-based threats across endpoint, cloud workloads, IoT devices, mobile, and data wherever it resides, setting the standard for XDR and accelerating enterprise zero trust adoption.

Together, SentinelOne and Attivo Networks deliver comprehensive identity security as part of Singularity XDR for autonomous protection including:

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Singularity™ Identity: End credential misuse through real-time infrastructure defense for Active Directory and deception-based endpoint protections. Singularity Identity defends Active Directory and Azure AD domain controllers and domain-joined assets from adversaries aiming to gain privilege and move covertly.

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Singularity™ Ranger® Active Directory Assessor: Uncover vulnerabilities in Active Directory and Azure AD with a cloud-delivered, continuous identity assessment solution. Ranger® Active Directory Assessor delivers prescriptive, actionable insight to reduce Active Directory and Azure AD attack surfaces, bringing them in line with security best practices.

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Singularity™ Hologram: Lure network and insider threat actors into engaging and revealing themselves with network-based threat deception. Singularity Hologram decoys stand ready, waiting to be engaged by adversaries and insiders. The resulting telemetry supports investigations and contributes to adversary intelligence.

To learn more about SentinelOne’s identity and deception solutions as a part of Singularity XDR, please request a demo.

About SentinelOne

SentinelOne’s cybersecurity solution encompasses AI-powered prevention, detection, response, and hunting across endpoints, containers, cloud workloads, and IoT devices in a single autonomous XDR platform. For more information, visit www.sentinelone.com.

Investor Contact

SentinelOne, Inc.

Doug Clark

E: investors@sentinelone.com

Press Contact

Jake Schuster

fama PR for SentinelOne

E: S1@famapr.com

Source String: SentinelOne

Category: Investors